UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 30, 2014

ACE LIMITED

(Exact name of registrant as specified in its charter)

Switzerland	1-11778	98-0091805
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Baerengasse 32

CH-8001 Zurich, Switzerland

(Address of principal executive offices)

Registrant’s telephone number, including area code: +41 (0)43 456 76 00

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

(b) Thomas J. Neff and Robert Ripp, members of the Board of Directors of ACE Limited (the “Company”), notified the Company on January 30, 2014 of their determination to not stand for re-election to the Board at the Company’s 2014 Annual General Meeting. Mr. Neff has served the Company as a director since 1997 and is a member of the Company’s Compensation Committee and is also Chairman of the Nominating and Governance Committee. Mr. Ripp has been a director since 1991 and is a member of the Audit Committee. In 2012, Mr. Neff reached the Board retirement age as contemplated by the Company’s Corporate Governance Guidelines, but at the request of the independent members of the Board he graciously agreed to remain in his roles as director and Chairman of the Nominating and Governance Committee for a two-year term, which ends as of the Annual Meeting.

The decisions for both directors were not the result of any disagreement with the Company. The Company is grateful for their service. Mr. Neff and Mr. Ripp will both remain on the Board and maintain their respective Committee memberships until the Annual Meeting, which is scheduled to occur in May 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

By:	/s/ Joseph F. Wayland
Joseph F. Wayland General Counsel

DATE: February 3, 2014